EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-233174, 333-219964 and 333-200102) pertaining to the 2014 Equity Incentive Plan of our reports dated February 28, 2024 with respect to the consolidated financial statements and schedule of Monarch Casino & Resort, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Monarch Casino & Resort, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Las Vegas, Nevada

February 28, 2024